UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ROWAN COMPANIES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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Dear fellow shareholder,

We are pleased to have reached an amended agreement with Ensco at an exchange ratio of 2.750, which represents a 24.2% increase for Rowan shareholders compared to the 2.215 exchange rate in the previous agreement between the companies. The Rowan Board and management team actively negotiated with Ensco to receive the significantly improved exchange ratio and, after careful review and consideration, the Board unanimously determined that the transaction continues to maximize value for all Rowan shareholders and represents the best path forward for the Company.

Rowan’s Board of Directors and management team have a long track record of engaging with shareholders to understand their perspectives and have always acted to advance the best interests of ALL shareholders.  Since Rowan announced the agreement to combine with Ensco on October 8, 2018, we have had extensive dialogue with shareholders, and we continue to receive significant positive feedback regarding the industrial logic and value creation opportunity of the pending combination from many of Rowan’s shareholders.

VOTE “FOR” THE AMENDED MERGER WITH ENSCO TODAY

VOTE FOR THE SIGNIFICANT VALUE CREATION

As the Rowan team has worked with the Ensco team over the last several months to begin planning for the integration and realization of synergy opportunities, our conviction regarding the value creation opportunity has only grown stronger:

•                  Shareholders of the combined company will benefit from efficiencies including an expected $165 million of annual run-rate expense synergies (over 75% of which are expected to be realized within one year of closing) that will drive an estimated $1.1 billion of capitalized shareholder value creation, providing even greater upside as the industry recovery gains momentum.

•                  The combination provides Rowan with enhanced protection in more challenging market conditions as it dramatically increases Rowan’s contracted revenue backlog from approximately $500 million to more than $2.6 billion.

•                  The combined company will also have $3.7 billion of total liquidity, including $1.7 billion of cash and short-term investments, and a flexible capital structure with no secured debt that enhances our ability to navigate through industry cycles and generate greater shareholder value than Rowan could alone.

If you have not yet voted either your BLUE and YELLOW proxy form or have voted both forms, but wish to change your original votes, please vote both the enclosed BLUE and YELLOW proxy forms today. If you have already voted both your BLUE and YELLOW proxy forms, you will not need to vote again.   To ensure your vote is received in time, please refer to the instructions on both proxy forms to vote by internet or telephone.

Your vote at the Company’s Court and General Meeting on February 21, 2019 will impact the future value of your investment in Rowan.  Your board unanimously recommends the strategic combination of Rowan and Ensco.  We are urging all shareholders to vote in favor of the all-stock transaction with Ensco at the Company’s Court and General Meetings.

Thank you for you continued support. We look forward to together building value for our shareholders.

Regards,

Tom Burke
President, Chief Executive Officer & Director

If you have any questions or need assistance in voting your

BLUE AND YELLOW proxy forms, please contact Rowen’s proxy solicitor:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Forward-Looking Statements

Statements included in this document regarding the proposed transaction between Ensco plc (“Ensco”) and Rowan, including benefits, expected synergies and other expense savings and operational and administrative efficiencies, opportunities, timing, expense and effects of the transaction, financial performance, accretion to cash flows, revenue growth, credit ratings or other attributes of Ensco plc following the completion of the transaction and other statements that are not historical facts, are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”)).  Forward-looking statements include words or phrases such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import.  These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies’ security holders, costs and difficulties related to integration of Ensco and Rowan, delays, costs and difficulties related to the transaction, market conditions, and Ensco’s financial results and performance following the completion of the transaction, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in the risk factors section and elsewhere in Ensco’s and Rowan’s Annual Report on Form 10-K for the year ended December 31, 2017 and their respective other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov.  Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  All information in this document is as of today.  Except as required by law, both Ensco and Rowan disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, Ensco and Rowan have filed a joint proxy statement on Schedule 14A with the SEC.  Ensco and Rowan intend that the proposed transaction will be implemented by means of a court-sanctioned scheme of arrangement between Rowan and Rowan’s shareholders under the UK Companies Act 2006, as amended, in which case the issuance of Ensco’s ordinary shares in the proposed transaction would not be expected to require registration under the Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that Ensco determines, with Rowan’s consent, to structure the transaction as an offer or otherwise in a manner that is not exempt from the registration requirements of the Securities Act, Ensco will file a registration statement with the SEC containing a prospectus with respect to Ensco’s ordinary shares that would be issued in the proposed transaction.  INVESTORS AND SECURITY HOLDERS OF ENSCO AND ROWAN ARE ADVISED TO CAREFULLY READ THE JOINT PROXY STATEMENT (WHICH INCLUDES AN EXPLANATORY STATEMENT IN RESPECT OF ANY SCHEME OF ARRANGEMENT OF ROWAN, IN ACCORDANCE WITH THE REQUIREMENTS OF THE UK COMPANIES ACT 2006) AND ANY REGISTRATION STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION.  A definitive joint proxy statement has been and any registration statement/prospectus, as applicable, will be sent to security holders of Ensco and Rowan in connection with the Ensco and Rowan shareholder meetings.  Investors and security holders may obtain a free copy of the joint proxy statement (when available), any registration statement/prospectus, and other relevant documents filed by Ensco and Rowan with the SEC from the SEC’s website at www.sec.gov.  Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement, any registration statement/prospectus, and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Ensco plc, 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-789-1400, or Investor Relations, Rowan Companies plc, 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, telephone 713-621-7800.  Copies of the documents filed by Ensco with the SEC will be available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.”  Copies of the documents filed by Rowan with the SEC will be available free of charge on Rowan’s website at www.rowan.com/investor-relations.

Participants in Proxy Solicitation

Ensco and Rowan and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction.  Information about these persons is set forth in the joint proxy statement filed by Ensco and Rowan with the SEC on December 11, 2018, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC.  Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the joint proxy statement, any registration statement and other relevant documents regarding the transaction, which will be filed with the SEC.

No Offer or Solicitation

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Service of Process

Ensco and Rowan are incorporated under the laws of England and Wales.  In addition, some of their respective officers and directors reside outside the United States, and some or all of their respective assets are or may be located in jurisdictions outside the United States.  Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Ensco, Rowan or their respective officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Ensco, Rowan or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws.

Contact

Rowan Companies plc

Son Vann

Vice President Corporate Development

713-960-7655

OR

Joele Frank, Wilkinson Brimmer

Katcher Andrew Siegel / Dan Moore

212-355-4449